Exhibit 99.1

News Release
	Contact:	Brian W. Wingard
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER EARNINGS FOR 2015

Clearfield, Pennsylvania – October 19, 2015

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the third quarter of 2015. Highlights include the following:

•	Net income in both the third quarters of 2015 and 2014 was $5.5 million. Earnings per share in the third quarter of 2015 was $0.38 per share, compared to $0.39 in the third quarter of 2014.

•	Net income for the nine months ended September 30, 2015 was $16.7 million, an increase of 2.2% from $16.3 million for the nine months ended September 30, 2014. Earnings per share for the nine months ended September 30, 2015 was $1.16, compared to $1.13 for the nine months ended September 30, 2014.

•	Loans of $1.52 billion at September 30, 2015, was an increase of $190 million, or 14.3%, as compared to September 30, 2014, and an increase of $65 million, or 4.5%, from the prior quarter ended June 30, 2015.

•	Annualized returns on average assets and equity were 1.00% and 11.34%, respectively, for the nine months ended September 30, 2015.

•	Total deposits of $1.85 billion at September 30, 2015 included an increase of 10.1% in non-interest bearing deposits offset by a decline in interest bearing deposits of 2.7% resulting in a decline in total deposits of 1.00% compared to September 30, 2014.

•	Tangible book value per share of $11.80 per share as of September 30, 2015 was an increase of 12.5% over tangible book value per share of $10.49 at September 30, 2014.

•	Non-performing assets were $12.9 million, or 0.57% of total assets as of September 30, 2015, compared to $11.9 million, or 0.55% of total assets, at September 30, 2014.

Joseph B. Bower, Jr., President and CEO commented, “CNB’s loan growth of $190 million since September 30, 2014 has been spread over all of our markets. We have seen strong activity from our legacy markets in Pennsylvania, our ERIEBANK market, and our newest FCBank market in Columbus, Ohio. This growth has helped offset the reduction in net interest margin that has occurred in 2015 as a result of the repricing of our existing loan portfolio.”

Net Interest Margin

Net interest margin on a fully tax equivalent basis was 3.73% for the nine months ended September 30, 2015, compared to 3.78% for the nine months ended September 30, 2014. Net accretion included in loan interest income in the first nine months of 2015 related to acquired loans was $1.9 million, resulting in an increase in the net interest margin of 12 basis points. Net accretion included in loan interest income in the first nine months of 2014 related to acquired loans was $1.7 million, resulting in an increase in the net interest margin of 11 basis points. During the first nine months of 2015, CNB experienced net interest margin compression as a result of loans repricing and new loans with market yields significantly below historical averages, which is consistent with the trends across the financial services industry in this historically low interest rate environment. The cost of interest-bearing deposits was 53 basis points during the nine months ended September 30, 2015, compared to 51 basis points during the nine months ended September 30, 2014.

Asset Quality

During the three and nine months ended September 30, 2015, CNB recorded a provision for loan losses of $463 thousand and $1.9 million, respectively, as compared to a provision for loan losses of $1.0 million and $3.6 million for the three and nine months ended September 30, 2014. Net chargeoffs during the three and nine months ended September 30, 2015 were $730 thousand and $2.0 million, respectively, as compared to $610 thousand and $1.9 million for the three and nine months ended September 30, 2014. One impaired commercial & industrial loan required an additional loan loss reserve of $301 thousand in the third quarter of 2015, which was offset by a decrease in the reserve required for an impaired commercial real estate loan of $260 thousand. In addition, the overall decrease in the provision for loan losses in the first nine months of 2015 compared to the first nine months of 2014 primarily reflects lower historical loss rates in the commercial & industrial and commercial real estate portfolio segments.

Non-Interest Income

Non-interest income was $3.4 million and $10.7 million for the three and nine months ended September 30, 2015, respectively, as compared to $3.5 million and $10.2 million for the three and nine months ended September 30, 2014. Non-interest income as a percentage of average assets increased from 0.63% during the first nine months of 2014 to 0.64% during the first nine months of 2015.

Non-Interest Expenses

Total non-interest expenses were $14.4 million and $41.6 million during the three and nine months ended September 30, 2015, respectively, as compared to $13.2 million and $39.0 million for the three and nine months ended September 30, 2014. The ratio of non-interest expenses to average assets was 2.50% and 2.42% during the nine months ended September 30, 2015 and 2014, respectively. Salaries and benefits expenses increased $1.9 million, or 9.4%, during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. During the first nine months of 2015, CNB hired 30 additional full-time equivalent staff to facilitate the company’s continued growth.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.3 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, loan production offices in Hollidaysburg, Pennsylvania and Ashtabula, Ohio, and 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, as well as 9 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited)			(unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Dollars in thousands, except share and per share data)	2015	2014	% change	2015	2014	% change
Income Statement
Interest income	$22,237	$21,532	3.3%	$65,184	$64,387	1.2%
Interest expense	3,199	3,092	3.5%	9,405	9,224	2.0%

Net interest income	19,038	18,440	3.2%	55,779	55,163	1.1%
Provision for loan losses	463	1,038	-55.4%	1,892	3,558	-46.8%

Net interest income after provision for loan losses	18,575	17,402	6.7%	53,887	51,605	4.4%

Non-interest income
Wealth and asset management fees	711	710	0.1%	2,228	2,135	4.4%
Service charges on deposit accounts	1,171	1,198	-2.3%	3,282	3,384	-3.0%
Other service charges and fees	838	762	10.0%	2,223	2,000	11.2%
Net realized gains on available-for-sale securities	73	41	78.0%	564	245	130.2%
Net realized and unrealized gains (losses) on trading securities	(260)	(59)	N/A	(321)	15	N/A
Mortgage banking	164	144	13.9%	484	502	-3.6%
Bank owned life insurance	288	222	29.7%	853	701	21.7%
Other	430	478	-10.0%	1,340	1,233	8.7%

Total non-interest income	3,415	3,496	-2.3%	10,653	10,215	4.3%

Non-interest expenses
Salaries and benefits	7,572	6,562	15.4%	21,710	19,840	9.4%
Net occupancy expense of premises	1,764	1,695	4.1%	5,357	5,216	2.7%
FDIC insurance premiums	338	342	-1.2%	957	1,026	-6.7%
Core Deposit Intangible amortization	259	302	-14.2%	777	906	-14.2%
Other	4,494	4,249	5.8%	12,840	12,031	6.7%

Total non-interest expenses	14,427	13,150	9.7%	41,641	39,019	6.7%

Income before income taxes	7,563	7,748	-2.4%	22,899	22,801	0.4%
Income tax expense	2,041	2,200	-7.2%	6,210	6,470	-4.0%

Net income	$5,522	$5,548	-0.5%	$16,689	$16,331	2.2%

Average diluted shares outstanding	14,334,888	14,315,821		14,336,180	14,336,771

Diluted earnings per share	$0.38	$0.39	-2.6%	$1.16	$1.13	2.7%
Cash dividends per share	$0.165	$0.165	0.0%	$0.495	$0.495	0.0%

Payout ratio	43%	42%		43%	44%

Average Balances
Loans, net of unearned income	$1,500,716	$1,322,149		$1,428,890	$1,306,357
Total earning assets	2,115,811	2,065,806		2,081,666	2,013,226
Total assets	2,253,337	2,172,538		2,219,653	2,150,869
Total deposits	1,868,824	1,861,504		1,856,366	1,839,547
Shareholders’ equity	199,328	183,354		196,207	178,200

Performance Ratios (quarterly information annualized)
Return on average assets	0.98%	1.02%		1.00%	1.01%
Return on average equity	11.08%	12.10%		11.34%	12.22%
Net interest margin (FTE)	3.75%	3.76%		3.73%	3.78%

Loan Charge-Offs
Net loan charge-offs	$719	$610		$2,029	$1,949
Net loan charge-offs / average loans	0.19%	0.18%		0.19%	0.20%

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,	% change versus
	2015	2014	2014	12/31/14	9/30/14
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,516,121	$1,355,289	$1,326,375	11.9%	14.3%
Loans held for sale	551	887	1,290	-37.9%	-57.3%
Investment securities	591,822	690,225	703,806	-14.3%	-15.9%
FHLB and other equity interests	13,438	6,695	8,491	100.7%	58.3%
Other earning assets	4,589	3,633	3,553	26.3%	29.2%

Total earning assets	2,126,521	2,056,729	2,043,515	3.4%	4.1%

Allowance for loan losses	(17,236)	(17,373)	(17,843)	-0.8%	-3.4%
Goodwill	27,194	27,194	27,194	0.0%	0.0%
Core deposit intangible	2,626	3,403	3,677	-22.8%	-28.6%
Other assets	120,617	119,260	116,431	1.1%	3.6%

Total assets	$2,259,722	$2,189,213	$2,172,974	3.2%	4.0%

Non interest-bearing deposits	$270,816	$244,743	$245,914	10.7%	10.1%
Interest-bearing deposits	1,576,876	1,602,336	1,620,950	-1.6%	-2.7%

Total deposits	1,847,692	1,847,079	1,866,864	0.0%	-1.0%

Borrowings	166,030	111,695	83,877	48.6%	97.9%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	25,529	21,271	19,996	20.0%	27.7%

Common stock	—	—	—	NA	NA
Additional paid in capital	77,677	78,022	77,892	-0.4%	-0.3%
Retained earnings	120,170	110,619	106,252	8.6%	13.1%
Treasury stock	(1,146)	(1,152)	(1,742)	-0.5%	-34.2%
Accumulated other comprehensive income (loss)	3,150	1,059	(785)	NA	-501.3%

Total shareholders’ equity	199,851	188,548	181,617	6.0%	10.0%

Total liabilities and shareholders’ equity	$2,259,722	$2,189,213	$2,172,974	3.2%	4.0%

Ending shares outstanding	14,406,481	14,404,416	14,368,413

Book value per share	$13.87	$13.09	$12.64
Tangible book value per share (*)	$11.80	$10.97	$10.49

Capital Ratios
Tangible common equity / tangible assets (*)	7.63%	7.32%	7.04%
Tier 1 leverage ratio	8.64%	8.39%	8.22%
Common equity tier 1 ratio	11.17%	NA	NA
Tier 1 risk based ratio	12.46%	13.06%	12.99%
Total risk based ratio	13.58%	14.30%	14.24%

Asset Quality
Non-accrual loans	$12,161	$9,190	$10,412
Loans 90+ days past due and accruing	193	213	350

Total non-performing loans	12,354	9,403	10,762
Other real estate owned	563	806	1,101

Total non-performing assets	$12,917	$10,209	$11,863

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$8,108	$14,771	$7,705
Non-performing TDR loans **	5,833	3,887	3,957

Total TDR loans	$13,941	$18,658	$11,662

Non-performing assets / Loans + OREO	0.85%	0.75%	0.89%
Non-performing assets / Total assets	0.57%	0.47%	0.55%
Allowance for loan losses / Loans	1.14%	1.28%	1.35%

* - Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

** - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2015	2014	2014

Shareholders’ equity	$199,851	$188,548	$181,617
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	2,626	3,403	3,677

Tangible common equity	$170,031	$157,951	$150,746

Total assets	$2,259,722	$2,189,213	$2,172,974
Less goodwill	27,194	27,194	27,194
Less core deposit intangible	2,626	3,403	3,677

Tangible assets	$2,229,902	$2,158,616	$2,142,103

Ending shares outstanding	14,406,481	14,404,416	14,368,413

Tangible book value per share	$11.80	$10.97	$10.49
Tangible common equity/Tangible assets	7.63%	7.32%	7.04%